The Mexico Fund, Inc. Monthly Summary Report | May 31, 2017

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions of $0.1300 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$278.40	Daily Average Number of Shares Traded[2]	33,592
NAV per share[1]	$18.53	Outstanding Shares[3]	15,027,810
Closing price[4]	$16.55	Expense Ratio (10/31/2016)	1.74%
Premium (Discount)	-10.69%	Portfolio Turnover (10/31/2016)	19.00%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-0.90%	12.12%	5.16%	-8.78%	2.89%	1.72%
NAV per share	-0.32%	17.03%	4.23%	-5.90%	2.98%	0.37%
MSCI Mexico Index	-0.03%	18.68%	7.81%	-5.42%	1.26%	0.03%
Bolsa IPC Index	0.45%	20.16%	8.67%	-4.95%	1.59%	0.68%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During May 2017, the Fund repurchased no shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | May 31, 2017

Top Ten Holdings (58.44% of Net Assets)
1 América Móvil	9.53%	6 Grupo Financiero Banorte	5.60%
2 Fomento Económico Mexicano	7.79%	7 Alfa	4.88%
3 Wal-Mart de México	7.01%	8 Grupo Aeroportuario del Centro Norte	3.37%
4 Grupo México	6.82%	9 Kimberly-Clark de Mexico	3.36%
5 Cemex	6.81%	10 Ternium	3.27%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
During May 2017, most global equity markets registered positive returns. The DJIA and the S&P 500 increased 0.3% and 1.2%, respectively, during May. In France, Emmanuel Macron was elected President, generating an appreciation of the Euro of 3.2% against the U.S. dollar during the month. The Organization of the Petroleum Exporting Countries (OPEC) decided to extend its agreement of cutting oil production by 1.8 mbpd for another nine months, until March 2018; however, the price of oil (measured by West Texas Intermediate) decreased 2.6% during May to $48.3 USD/bbl. The U.S. Federal Reserve (the "Fed") maintained unchanged its overnight interest rate at the current rate of between 0.75% and 1.00%. The Fed´s next monetary policy announcement will come on June 14th, and some investors are expecting an increase in the reference interest rate. The yield on the U.S. 10-year Treasury note decreased 8 basis points to 2.20% while the U.S. dollar depreciated 2.1% (measured by the DXY Index6) due to the Euro appreciation mentioned above. The MSCI Mexico Index decreased 0.03% during May 2017 and the Mexican peso appreciated 1.1% to Ps. $18.62.
In local news, Mexico´s Central Bank ("Banxico") announced an increase in its overnight interest rate of 25 basis points to 6.75%. Official GDP for the first quarter of 2017 grew at an annual rate of 2.8%, generating upward revisions to GDP expectations for the full year.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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